Exhibit (g)

CERTAIN INFORMATION RELATING TO OeKB’S DEBT SECURITIES

The following information relates to certain U.S. federal income tax consequences of owning the securities described in the Bank’s prospectus included in registration statement no. 333-184123 and supplements the disclosure under the caption “Certain Tax Considerations—United States Taxation” set forth in that prospectus.

Additional Information on United States Taxation

The Bank registered as a ‘Reporting Financial Institution under an Intergovernmental Agreement Model 2’ and received its Global Intermediary Identification Number (“GIIN”) from the Internal Revenue Service of the United States. Thus, the Bank is considered as being compliant with Sections 1471 et seq. of the Code (“FATCA”) and final Treasury Regulations issued thereunder by the U.S. Department of the Treasury on January 17, 2013 (“Final Regulations”). FATCA withholding as described in the prospectus under “Certain Tax Considerations—United States Taxation—Potential Foreign Account Tax Compliance Act (FATCA) Withholding” will generally not apply to Guaranteed Debt Securities that are issued prior to the date that is six months after the release of amended final regulations that define the term “foreign passthru payment”. The Final Regulations issued on January 17, 2013 did not define the term “foreign passthru payment”, the U.S. Department of the Treasury has not proposed any definition for such term, and there is no projected date for the adoption of a definition for such term. In the case of any Guaranteed Debt Security that is not so exempt from FATCA withholding, the Bank will not be required to deduct and withhold FATCA taxes from any foreign passthru payment made on or with respect to such Guaranteed Debt Security before January 1, 2017. The Bank’s withholding requirements are currently not yet fully known, although an Intergovernmental Agreement was signed between Austria and the United States on April 29, 2014. The Intergovernmental Agreement provides that the governments of Austria and the United States are committed to work together, along with jurisdictions that have in effect an agreement with the United States, to develop a practical and effective alternative approach that minimizes the burden to achieve the policy objectives of withholding on foreign passthru payments.